SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(xx)  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(xx)  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                 Health Equity Properties Incorporated
          (Name of Registrant as Specified In Its Charter)


                        Susan Christiansen
          (Name of Person(s) Filing Proxy Statement)


PAYMENT OF FILING FEE (Check the appropriate box):

(  )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

* Set forth the amount on which the filing fee is calculated and state how it was determined.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

(xx) Filing Fee of $125.00 was previously paid on February 10, 1994, the date the Preliminary Proxy Statement was filed.





              HEALTH EQUITY PROPERTIES INCORPORATED
                     915 West Fourth Street
              Winston-Salem, North Carolina  27101

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    To be Held April 28, 1994

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of Health Equity Properties Incorporated (the
"Company") will be held in Forsyth Ballroom C-D on the second floor of the Adams Mark Winston Plaza Hotel, 435 North Cherry
Street, Winston-Salem, North Carolina on Thursday, April 28, 1994 at 10:00 o'clock a.m. for the following purposes:

     1.   To elect Directors;

     2.   To approve certain amendments to the Company's Stock
          Option Plan;

     3. To authorize the Board of Directors to purchase, or cause to be purchased on behalf of the Company, shares of the Company's common stock with an aggregate maximum purchase price of $7,000,000; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The transfer books of the Company will not be closed. The date fixed by management as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof is the close of business on March 15, 1994.

Winston-Salem, North Carolina
March 18, 1994

               By Order of the Board of Directors
               SUSAN L. CHRISTIANSEN, Secretary

     IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON,
MANAGEMENT REQUESTS THAT YOU SIGN AND DATE THE ENCLOSED PROXY AND
MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO
POSTAGE IF MAILED WITHIN THE UNITED STATES.

                HEALTH EQUITY PROPERTIES INCORPORATED
                     915 West Fourth Street
              Winston-Salem, North Carolina  27101

                         PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS

                    To be Held April 28, 1994

     The enclosed proxy is solicited by the Board of Directors of Health Equity Properties Incorporated (the "Company") to be voted at the annual meeting of shareholders to be held on April 28, 1994, or at any adjournment thereof. The proxy may be revoked at any time before it is voted by: (a) giving written notice to the Secretary of the Company before the annual meeting; (b) attending the annual meeting and voting in person; or (c) delivering a proxy bearing a later date to the Company before the annual meeting or to a person attending the meeting. The cost of the preparation of the Proxy Statement and solicitation of proxies, which is anticipated to be the amount normally expended for such a solicitation, will be borne by the Company. The solicitation will be by mail. Certain officers and regular employees of the Company may solicit proxies by letter, telephone and personal interview. No additional compensation shall be paid to any such persons participating in such further solicitation. Further, the Company has retained Doring & Co. to aid in the solicitation of proxies for a fee not to exceed $3,000, plus out-of-pocket expenses. Arrangements have also been made for brokerage houses, nominees and other custodians to send this Proxy Statement, Form of Proxy and Annual Report to their principals and the Company will reimburse them for doing so.

     The Company intends to mail Proxy Statements, Forms of Proxy and Annual Reports to shareholders on or about March 18, 1994. Shareholders of record at the close of business on March 15, 1994 and no other persons shall be entitled to notice of, and to vote at, the meeting. The shares represented by all properly executed proxies which are received prior to the final call for delivery of proxies at the meeting will be voted in accordance with the directions given thereon. If no directions are given on a proxy, the shares represented by such proxy will be counted for purposes of determining the presence of a quorum and will be voted for the nominees for directors named herein, for the amendments to the Stock Option Plan and for the authorization of the Board of Directors to repurchase shares of the Company's common stock. A shareholder marking the proxy "Abstain" will be counted as present for determining a quorum, but will not be counted as voting in favor or against the particular proposal from which the shareholder has elected to abstain.

     As of March 4, 1994, there were outstanding 14,581,237 shares of common stock, $0.01 par value per share, of the Company. Each shareholder is entitled to one vote for each of said shares. At the election of directors, each shareholder is entitled to vote the number of shares held by him or her for as many persons as there are directors to be elected. The shareholders will not be entitled to cumulative voting.

     A majority of the shares of the Company entitled to vote represented in person or by proxy shall constitute a quorum at the annual meeting. For purposes of determining the presence of a quorum, all signed proxies shall be included as shares represented by proxy regardless of whether or how the proxy has been voted.

     1. ELECTION OF DIRECTORS -- The number of directors of the Company constituting the entire Board of Directors shall be not less than nine nor more than 12 directors, with the actual number constituting the entire Board of Directors to be established by resolution adopted from time to time by the Board of Directors. The Board of Directors has established the number of directors at nine. The Board of Directors is staggered by division into three classes. Class Three directors have terms expiring at the Annual Meeting of Shareholders to be held April 28, 1994. The Class Three directors whose terms will expire at the Annual Shareholder Meeting and who are being nominated for re-election shall be elected to hold office until the third succeeding Annual Meeting of Shareholders.

     The Class Three directors who have been nominated for election to a three year term are as follows: William G. Benton, Susan L. Christiansen and David Weil.

     Management knows of no reason why the nominees for election as directors will not be available for election or, if elected, will not be able to serve. If any individual nominee shall not be available for election as contemplated, it is the intention of those persons named in the proxy to vote for such other persons as the directors of the Company may recommend. The Form of Proxy does not authorize a vote for more than three directors.
Unless otherwise directed, the enclosed proxy will be voted in favor of William G. Benton, Susan L. Christiansen and David Weil in the election of directors, all of whom are currently members of the Board of Directors.

NOMINEES FOR DIRECTORS; DIRECTORS; AND CERTAIN STOCK OWNERSHIP

     Set forth below are the names of the nominees for election to the Board of Directors, all of whom are currently directors of the Company; the names of the directors whose terms are not subject to re-election at this meeting; the principal occupation or employment of both nominees and other directors during the past five years; all their positions with the Company; and certain other information with respect to such persons:

     William G. Benton - Director since 1987 (1)(4)    Chairman
     of the Board and Chief Executive Officer since June 1989; President of the Company from October 1987 to June 1989 and since April 1991; Director and Chief Executive Officer of ACREMS, Inc. through November 1991 (the company which served as the Company's advisor from January 1988 through July
     1990); principal shareholder, director and Chief Executive Officer of Taylor House Enterprises Limited since October, 1992, a holding company with several real estate related operating subsidiaries (ACREMS, Inc. merged with Taylor House Enterprises Limited in November 1991); sole Director of Benton Investment Company from its incorporation in 1984, President of Benton Investment Company from 1984 to August 1989, and Chief Executive Officer from August 1989 to present; Director of MBG Management Company, a company which manages residential real estate, and affiliated companies, from January 1992; Chairman since July 1992; President from January 1992 to June 1993; Director of Tanger Factory Outlet Centers, Inc., a publicly traded REIT, since May 1993; active in real estate development since 1972. Age 48.

     G. L. "Bud" Clark, Jr. - Director since 1988   Vice
     President of the Company since March 1989; Treasurer of the Company from March 1989 to April 1991; Chief Financial Officer since April 1991; Vice President, Chief Financial Officer and Director of ACREMS, Inc. through November 1991, (the company which served as the Company's Advisor from January 1988 through July 1990); Vice President and Chief Financial Officer of Taylor House Enterprises Limited since October 1991; Vice President of Benton Investment Company from 1986 to August 1989 and President of Benton Investment Company since August 1989; Vice President of MBG Management Company, a company which manages residential real estate, and affiliated companies, from January 1992 to present and Director of MBG Management Company, and affiliated companies, from July 1993 to present. Age 48.

     Susan L. Christiansen - Director since 1990(4)    Vice
     President and General Counsel of the Company since September 1990, Secretary of the Company since December 1989; Vice President and General Counsel of Taylor House Enterprises Limited since October 1991; attorney with the law firm of House & Blanco, P.A., Winston-Salem, North Carolina from August 1977 through September 1990 and a director and executive officer of House & Blanco, P.A. from March 1983 through September 1990. Age 41.

     Lisbeth C. Evans - Director since 1987(1)     President,
     Director and sole shareholder of Clark, Evans & Tate, Inc. since its organization in 1991, a company which invests in long-term healthcare properties; Chief Executive Officer and Director of Salem Villages, Inc. since June 1991, a nonprofit corporation which invests in long-term healthcare properties; President and Chief Operating Officer of the Company from June 1989 to April 1991; Vice President and Secretary of the Company from October 1987 to June 1989; Director of ACREMS, Inc. through December 1991, (the company which served as the Company's advisor from January 1988 through July 1990); Vice President and Chief Financial Officer of ACREMS, Inc. from December 1986 to March 1990; President of ACREMS, Inc. through November 1991. Age 41.

     Perry C. Craven - Director since 1987(1)(2)(3)(5)    Sole
     shareholder and Director of Perry C. Craven Associates, Inc. since 1977, a company which specializes in elderly housing development, nonprofit development, housing training, rural housing development and communications. Age 53.

     Dr. Walter H. Ettinger, Jr. - Director since
     1987(1)(2)(3)(5)   Associate Professor of Medicine, Head of
     Section on Internal Medicine and Gerontology, Department of Medicine, Bowman Gray School of Medicine, Winston-Salem, North Carolina and Deputy Director of the J. Paul Sticht Center on Aging, Bowman Gray/Baptist Hospital Medical Center since 1987; from 1985 to 1987 Assistant Professor of Medicine, Division of Geriatrics and Gerontology, The Johns Hopkins University School of Medicine, Baltimore, Maryland; from 1982 to 1987, staff of Francis Scott Key Medical Center, Baltimore, Maryland. Age 42.

     Dr. Thomas K. Hearn, Jr. -  Director since 1987(2)(3)(5)
     President of Wake Forest University, Winston-Salem, North
     Carolina since October 1983. Mr. Hearn also serves as a Director of Wachovia Corporation. Age 57

     Floyd A. Schlossberg -  Director since 1990(2)(5)    Sole
     shareholder and President of Alden Management Services, Inc. since formation in 1977, a company which owns and manages long-term care nursing homes and, through subsidiaries, leases five properties of the Company; sole shareholder and President of Alden Realty Services, established in 1980 to purchase and manage property; sole shareholder and President of Alden Bennett Construction Co., Inc., a general contracting firm established in 1961. Age 56.

     David Weil - Director since 1987(1)(2)(4)(5)(6)    Involved
     in several diversified businesses in the past five years, including serving as Chairman of the Board and a shareholder of Southco Distributing Company, a wholesaler of cigarettes, groceries and candies, since 1981; a director and shareholder of Mount Olive Pickle Company, a pickle manufacturing company, since 1988; an officer, director and shareholder of Stackhouse Incorporated, a company which installs utility lines, since 1987 ; Director and Chief Executive Officer of MBG Management Company, a company which manages residential real estate, and affiliated companies, from January 1992 to June 1993. Age 58.

NOTES:

     (1)  Member of Property Committee.

     (2)  Member of Audit Committee.

     (3)  Member of Compensation Committee.

     (4) The indicated directors are nominees for re-election at the meeting of shareholders.

     (5)  The indicated directors are Independent Directors.

     (6) In April 1993 Mr. Weil and his spouse filed a petition for reorganization under Federal Bankruptcy Law. Although Mr. Weil's assets exceed his liabilities by an estimated $10 million, the filing was precipitated by an aggressive stance taken by a creditor bank. Prior to the filing, Mr. Weil informed the Board of his decision to file and offered to tender his resignation from the Board. The remaining Board members voted unanimously to reject Mr. Weil's offer and to confirm his continuation as a Board member. The Board does not believe that the filing negatively impacts Mr. Weil's ability to continue to serve as a valued Board member.
____________


     Information Concerning Security Ownership

     Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain shares listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of Common Stock of the Company listed below for directors and executive officers as a group eliminates such duplication. Members of management intend to vote their shares in favor of all the proposals.

     Set forth in the following table are the beneficial holdings as of the close of business on March 4, 1994 of individual directors and nominees, and directors and executive officers as a group. As of March 4, 1994, to the knowledge of the directors and executive officers, there were no persons who beneficially owned more than 5% of the outstanding stock of the Company.

      Name                 Sole Voting    Shared Voting   Options
                              and/or         and/or      Exercisable
                           Dispositive    Dispositive    Within 60 % of
                               Power          Power          Days        Class

William G. Benton             287,245 (1)    16,950 (5)     81,228(6)      3%
G. L. "Bud" Clark, Jr.          5,032 (2)    16,950 (5)     74,703 (6)     *
Susan L. Christiansen           1,161        16,950 (5)     73,616 (6)     *
Lisbeth C. Evans                4,200          --            --            *
Perry C. Craven                   625          --            --            *
Dr. Walter H. Ettinger, Jr.       500 (3)      --            --            *
Dr. Thomas K. Hearn, Jr.          750          --            --            *
Floyd A. Schlossberg           20,000          --            --            *
David Weil                     23,825 (4)      --            --            *
Directors and Executive
   Officers as a Group
   (10 persons)               344,163       16,950         127,237        3%

* Less than 1%

NOTES:

     (1) The amount indicated includes 9,600 shares which Mr. Benton owns in his own name, 254,211 shares owned by Taylor House Enterprises, Limited and 23,759 shares owned by Mr. Benton's spouse. Mr. Benton is the controlling shareholder of Taylor House Enterprises, Limited. Mr. Benton disclaims beneficial ownership of the shares owned by his spouse.

     (2) Mr. Clark has sole voting and investment power over 1,732 shares owned directly by him and 3,300 shares owned by a family partnership.

     (3) Dr. Ettinger co-owns the shares indicated with his spouse.

     (4) Includes 1,525 shares owned by Mr. Weil's spouse, as to which shares Mr. Weil disclaims beneficial ownership.

     (5) The indicated shares are owned by a limited partnership for which Messrs. Benton and Clark and Ms. Christiansen serve as general partners. The percentage interest of each is as follows: Mr. Benton - 12.6%; Mr. Clark - 16.1%; Ms. Christiansen - 7.6%.

     (6) 56,422 of the indicated option shares are owned by the limited partnership referred to in Note 5 above. Option shares are owned directly as follows: Mr. Benton - 24,806; Mr. Clark - 18,281; Ms. Christiansen - 17,194.
_____________

     Meetings and Committees of the Board

     The Board of Directors of the Company has standing Audit, Compensation and Property Committees. The members of the committees are indicated in the preceding table. The Audit Committee held two meetings during the fiscal year for the purpose of reviewing the financial statements for the year ended December 31, 1992 and for the purpose of determining the scope of the engagement of the Company's auditors for the audit of financial statements for fiscal year ended December 31, 1993.
The Property Committee and the Compensation Committee each met once during 1993. As discussed in more detail below, the Compensation Committee reviews compensation matters and administers the Company's Stock Option and Employee Stock Purchase Plans. See "Plans" and "Report of Compensation Committee" below. The Property Committee reviews proposed acquisitions and dispositions of properties and makes recommendations to the Board of Directors. The Board of Directors held five meetings during the past fiscal year ended December 31, 1993.

     Compliance with Section 16(a) of the Securities and Exchange Act

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires officers, directors, and persons owning more than 10% of the Company's common stock to file initial statements of beneficial ownership on Form 3 and statements of changes in beneficial ownership on Forms 4 or 5 with the Securities and Exchange Commission and the New York Stock Exchange. The persons subject to these filing requirements are also required to provide the Company with copies of all such forms filed. To the Company's knowledge, based solely on review of the copies of such forms received by it and written representations received from persons subject to the reporting requirements that no additional forms were required to be filed, the Company believes that all filing requirements applicable to the reporting persons during year ended December 31, 1993 were complied with except as follows:
Lisbeth C. Evans, one of the Company's directors, sold 300 shares of the Company's common stock in December of 1993. The Form 4 reflecting the sale was filed on January 21, 1994, 11 days after its due date. In addition, Floyd A. Schlossberg, one of the Company's directors, purchased 2,660 shares of the Company's common stock in December of 1993. The Form 5 reflecting the purchase was filed on March 1, 1994, 15 days after its due date.

     Compensation of Directors and Executive Officers

     (a)  Compensation to Directors

          The Company pays each independent director a fee of $10,000 per year for services as a director, plus $500 for each meeting of the Board of Directors attended. The Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

     (b)  Compensation to Executive Officers

          The following tables provide compensation information regarding executive officers of the Company:

TABLE 1.  SUMMARY COMPENSATION TABLE

                             Annual                        Long-Term
                          Compensation                    Compensation
Name and Principal                                        Stock Option
Position                 Year   Salary(1)      Bonus (2)      Shares
                                  $               $             #
William G. Benton        1993   183,750             0         40,929
Chairman of the Board,   1992   175,000        21,000         43,558
Chief Executive Officer  1991   175,000        88,649         18,842
and President
G. L. Clark, Jr.         1993    90,000         7,500         22,947
Vice President and       1992    80,000        24,500         23,852
Chief Financial Officer  1991    80,000        41,333         20,215

Susan L. Christiansen    1993    99,750         7,500         22,451
Vice President, General  1992    95,000        35,000         15,304
Counsel and Secretary    1991    95,000        44,333         16,907


NOTES:

     (1) The following table indicates the amount reimbursed the Company in 1993 and 1992 by Taylor House Enterprises, Limited and in 1991 by Benton Investment Company for services rendered by the named individuals to that company during those years:

                                    Amount        Net Salary Paid
Name of Individual       Year     Reimbursed      by the Company

William G. Benton        1993      $27,563        $156,187
                         1992      $26,250        $148,750
                         1991      $17,500        $157,500

G. L. Clark, Jr.         1993      $18,000        $72,000
                         1992      $16,000        $64,000
                         1991      $12,000        $68,000

Susan L. Christiansen    1993      $9,975         $89,775
                         1992      $14,250        $80,750
                         1991      $9,500         $85,500


     (2)  A portion of the 1991 cash bonus was contributed on
          behalf of each named executive to a limited partnership
          as follows:  Benton - $18,649; Clark - $9,333 and
          Christiansen - $11,083.
_____________


TABLE 2.  OPTION GRANTS IN YEAR ENDED 12/31/93

          Individual Grants                                         Potential Realizable
                                                                    Value at Assumed
                                  Percent of                        Annual Rates of Stock
                                 Total Options                      Price Appreciation
                                   Granted to                       for Option Term
                        Options    Employees in Exercise
                       Granted (1)  Year Ended  Price    Expiration
      Name                (#)        12/31/93   ($/Sh)   Date        0%       5%       10%

William G. Benton        40,929         28%      $9.19   2003        $0    $236,487  $599,303

G. L. Clark, Jr.         22,947         16%      $9.19   2003        $0    $132,587  $336,002

Susan L. Christiansen    22,451         15%      $9.19   2003        $0    $129,721  $328,739

NOTES:

     (1)  The options granted have a vesting schedule as follows:
          30% 12/31/94; 30% 12/31/95; 30% 12/31/96; and 10%
          12/31/97
______________

TABLE 3.  AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
     AND FISCAL YEAR END OPTION VALUES

                                          Value of
                                          Number of      Unexercised
                                          Unexercised    in-the-Money
                                          Options        Options
                     Shares               at Fiscal      at Fiscal
                     Acquired             Year End (#)   Year End ($)
                        on      Value
                     Exercise  Realized   Exercisable/   Exercisable/
     Name               (#)    ($)        Unexercisable  Unexercisable

William G. Benton        0      0         31,910/71,419  $33,810/$34,353
G. L. Clark, Jr.         0      0         27,371/39,643  $30,267/$18,912
Susan L. Christiansen    0      0         21,499/33,163  $24,095/$13,582



(c)   Plans

     1. Agreements with Executive Officers. Mr. Benton, Mr. Clark and Ms. Christiansen have employment agreements with the Company. The Employment Agreements provide for a base salary with increases as authorized by the Board of Directors. The Agreements are for terms of five years, with each day worked being deemed to extend the term by an additional day. The Agreements allow for the performance of services for other entities with the Company being entitled to reimbursement from any such entity for the time required to perform such services.

     The Agreements provide for the payment to each executive officer of a lump-sum payment if the Company terminates such executive employment during the term of the Agreements other than for cause, or if the employment is terminated for certain reasons, including a change of control of the Company. The lump-sum payment is equal to three times the amount of such executive's average base salary for the previous five years. In addition, Mr. Benton's Agreement provides an alternative termination payment equal to five times the highest gross compensation received by Mr. Benton during the immediately preceding five fiscal years, which shall include all cash and noncash compensation received by Mr. Benton, at Mr. Benton's election. Mr. Benton's Agreement also provides that the Company will reimburse Mr. Benton for the amount of excise tax, if any, on his termination payments, as well as any incremental income taxes payable on the reimbursed amount.

     In all other respects the Agreements provide that the terms of employment will be subject to policies affecting all employees.

     2. Stock Option Plan. The Company's Stock Option Plan provides that an aggregate of 564,927 shares of the Company's $0.01 par value common stock may be optioned by the Board of Directors as nonqualified options to officers and directors of the Company selected by the Compensation Committee of the Board of Directors (the "Committee"). For a period one year prior to serving on the Committee, and while serving on the Committee, no member may be granted an option to purchase stock of the Company under the plan or any other stock option plan of the Company.
The exercise price of options granted under the plan will be the fair market value of the shares on the date of grant. All options granted under the plan will expire not later than ten years after the date of the grant and will be subject to such other terms and conditions as may be determined by the Committee at the date of the grant. All options granted under the plan expire no later than 60 days after termination of the relationship under which the optionee provides services to the Company, except when the termination is by reason of retirement, by reason of age or disability, or by reason of the optionee's death. In the case of retirement by reason of age or disability, options expire three months after termination of the optionee's relationship with the Company. In the case of death, options may be exercised by the personal representative of the deceased within one year after the date of death. Options are not transferable by the holder other than by will or by applicable laws of descent and distribution. The Board of Directors is proposing that the Stock Option Plan be amended to increase the number of shares reserved to 1,500,000 and to include the grant of restricted shares of stock as a form of incentive compensation. See Proposal 2 - Proposal to Amend Stock Option Plan and Report of Compensation Committee below.

     3. Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, authorizes the issuance of up to an aggregate of 100,000 shares of common stock to participating employees. Employees of the Company are eligible to participate in the plan if they are employed by the Company for at least 20 hours per week and more than five months per year. Employees who own 5% or more of the common stock of the Company and directors who are not employees are not eligible to participate. The plan is administered by the Compensation Committee of the Board of Directors. The plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's base compensation. The price at which the stock is purchased under the plan is equal to 85% of the fair market value of the common stock on the first day of each six month offering period. The plan became effective during 1992 after approval by the shareholders at the annual meeting held April 30, 1992 and the first offering period under the plan was the six months beginning July 1, 1992. During 1992, employees invested $21,255 in 2,819 shares of the Company's common stock under the plan, and during 1993 employees invested $46,733 in 6,238 shares of the Company's common stock under the plan.

     Report of Compensation Committee

     THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE IS
PROVIDED FOR INFORMATION PURPOSES ONLY AND SHALL NOT BE DEEMED TO
BE SOLICITATION MATERIAL OR TO BE FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION.

     1. The Committee and General Philosophy. The Company's compensation policies are determined by the Compensation Committee of the Board of Directors which makes its compensation recommendations to the full board for approval. The Committee is comprised of three directors of the Company, none of whom is employed by the Company. In addition to making recommendations with respect to compensation, the Committee also administers the Company's Nonqualified Stock Option Plan and Employee Stock Purchase Plan. These plans are described above.

     The Company's approach to compensation places primary emphasis on team performance and secondary emphasis on individual performance. As such, compensation is awarded to all employees as a whole with specific allocations based on deemed contribution to the team effort.

     The Company's compensation program currently is comprised of two elements: base salary and annual bonus. Base salaries of executive officers are generally in the 25th percentile or below of base salaries in comparable companies, as determined by the Committee's outside consultant. Bonus is based on the Company's annual incentive plan and is comprised of a combination of cash and fair market value stock options, with the amount of cash bonus and the vesting schedule of stock options being tied to specific performance goals.

     2. Annual Incentive Bonus Plan. The Company's Annual Incentive Bonus Plan provides for a cash bonus pool and a stock option pool. The cash bonus pool is subject to adjustment from zero to 125% based on Company performance. The vesting schedule of the stock option pool is subject to a range of three years to ten years based on Company performance. Stock options utilized in the Annual Incentive Bonus Plan ar granted under the terms of the Company's Stock Option Plan. Goals for Company performance are established annually. Points are awarded based on the achievement of the targeted goals. The aggregate number of points "earned" determines the percentage of the bonus pool available for award and the vesting schedule for stock options in the stock option pool. All employees are eligible for participation in the plan.

     Goals for 1993 were:  (1) increasing funds from operations;
(2) increasing total market capitalization; and (3) increasing the Company's return on equity. In addition, the Company established a special goal for 1993 of reducing the Company's dependence on any one lessee to no more than 30% of base revenues. The base pool for cash bonuses for 1993 was established at $191,000, which was determined as a percentage of historical cash flow from operations, as well as a percentage of the projected increase in cash flow from operation for 1993. In the event that management had been successful in achieving the specific goal for 1993, the base pool for cash bonuses would have doubled. The stock option pool is determined by taking 1% of the Company's outstanding shares at year end.

     Based on 1993 performance, management was successful in the three general goals set for 1993 and "earned" sufficient points to justify a cash bonus pool of 115% of the base amount, or $219,650, and a vesting schedule for stock options of four years as follows: 30% 1994, 30% 1995, 30% 1996 and 10% 1997. The special goal for 1993 was not achieved, however, and management recommended that the cash pool be reduced to $100,000.

     Executive officers received 15% of the aggregate annual cash bonus pool awarded for 1993 and 59% of the stock options granted. As reflected in Table 2 above, of the total of 145,812 stock options granted with respect to the 1993 Incentive Bonus Plan, options for 86,327 shares were granted to executive officers.

     To provided additional flexibility in the Annual Incentive Bonus Plan, the Board of Directors is proposing that the number of shares reserved under the Company's Stock Option Plan be increased to 1,500,000 shares and the plan be amended to provide for the grant of restricted shares. If approved by the shareholders, it is anticipated that rather than awarding 100% of the bonus pool in cash, that a percentage of the pool would be awarded in restricted shares of stock. In general, the restricted shares would be subject to continued employment during the five year term. During the restricted period the employee receiving the award would be entitled to receive dividends and to vote the stock awarded but could not sell or transfer the stock.

     3. Compensation to Chief Executive Officer. Mr. Benton's base salary of $183,750 was set in 1993. Mr. Benton's prior salary of $175,000 was reviewed by the Compensation Committee's outside advisor during 1992 and was determined to be in the 25th percentile for comparable companies. The Board has approved a budgeted increase of up to 5% for Mr. Benton during 1994, but the Committee has not yet implemented an increase. Mr. Benton's participation in the annual incentive bonus is based on his relative performance as compared to the performance of all team members. Mr. Benton's allocation for 1993 was 0% of the total cash bonus pool and 28% of the total stock option pool. Company performance as measured by the annual incentive bonus plan can account for up to 50% of Mr. Benton's total compensation.

     Mr. Benton's bonus decreased substantially for 1993 and 1992 as compared to 1991. Although the Company's stock traded above 1992 levels during 1993, the Company's dividend continues to pay the highest percentage yield among the health care REITs. Management believes that as a result the Company's stock is undervalued. Although the Company's stock price has improved as a result of the Company's stronger balance sheet, Mr. Benton believes that the Company must reduce its dependence on lessees providing more than 30% of the Company's base revenues to increase the market's confidence in the Company and thereby effect an increase in the market price of the Company's common stock. As a result, Mr. Benton recommended to the Committee that bonuses to executive officers be reduced in 1993, his own bonus being reduced to zero, until this overriding objective is achieved.

Thomas K. Hearn, Jr.   Perry C. Craven   Walter H. Ettinger, Jr.

     Performance Graph

     THE FOLLOWING IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY
AND SHALL NOT BE DEEMED TO BE SOLICITATION MATERIAL OR TO BE
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION


             FIVE YEAR CUMULATIVE TOTAL RETURNS (1)
           HEALTH EQUITY PROPERTIES, S&P 500, ALL REIT


REGISTRANT          S&P            ALL REIT (2)        FOR THE
YR-ENDS             YR-ENDS        YR-ENDS             YEARS

100.00              100.00         100.00              1988
101.12              131.49          98.19              1989
 97.52              127.32          81.16              1990
153.43              166.21         110.11              1991
150.95              178.96         123.52              1992
168.74              196.84         146.43              1993

Assumes $100 invested December 31, 1988

NOTES:

     (1)  Assumes dividends reinvested and fiscal years ending
          December 31 for each of the years 1989 through 1993

     (2)  Based on information published by the National
          Association of Real Estate Investment Trusts
________________


     Certain Transactions

          1. Alden. The Company leases five properties to Alden Management Services, Inc. ("Alden"), which is wholly owned by Mr. Floyd A. Schlossberg, a director of the Company. For the year ended December 31, 1993, the Company received $4,657,000 in rental income from Alden representing 24% of the Company's total rental income for the year. The leases with Alden were entered into in 1986. Since the leases were entered into and negotiated prior to Mr. Schlossberg's appointment to the Board of Directors of the Company, the Company considers such leases to have been negotiated at arm's length and to have terms comparable to those obtainable from other unaffiliated third parties. The leases provide for an initial term of ten years with three renewal options of five years each. The lessee is required to pay a minimum rental amount with provisions for additional rent based on increases in revenue. The leases are triple net and pass the obligation of taxes, insurance, operating expenses and maintenance on to the lessee. The facilities must be operated as nursing homes and cannot be subleased without the Company's approval. The leases provide Alden with a right of first refusal to purchase the nursing home facilities on the same terms and conditions as offered by bonafide third party offeror in the event the Company proposes to accept such bonafide offer.

          In December 1987, the Company entered into a loan agreement with Alden providing for a loan in the amount of $500,000 for the purpose of making certain capital improvements to the Company's properties leased by Alden. Pursuant to the terms of the loan agreement, the Company has advanced $500,000 to Alden. The $500,000 loan is represented by a promissory note which bears interest at an annual rate of 12.18% and is payable in equal monthly installments of principal and interest based on a 25-year amortization of the principal balance. Upon the termination of the leases with Alden, the Company may declare the entire outstanding balance due and payable. The highest outstanding balance of the note during 1993 was $484,575 and the outstanding balance on December 31, 1993 was $479,316.

          2. Equipment Lease. The Company paid Taylor House Enterprises Limited, a company controlled by Mr. William G. Benton, a director, Chairman of the Board and Chief Executive Officer of the Company, $100,000 for the year ended December 31, 1992 pursuant to an equipment lease. The equipment lease was entered into in September 1990 and was approved by the independent members of the Board of Directors, who deemed the terms to be at least as favorable to the Company as those that would have been obtained from an unaffiliated party.

          3. Shared Expenses. The Company shares office space and certain overhead expenses with other companies affiliated with Mr. William G. Benton, director, Chairman of the Board and Chief Executive Officer of the Company. For the year ended December 31, 1993, the Company's share of these expenses (excluding payroll) was $135,521 compared to an aggregate of $47,615 contributed by Mr. Benton's affiliates. With respect to the allocation of expenses, items directly attributable to the Company are allocated 100% to the Company. These items include postage, audit expense, employee education and training, insurance and similar items. Direct items account for approximately 92% of the Company's administrative expenses. Items shared by all entities are allocated based on relative payroll expense. These items include rent, office supplies, utilities and similar items. These items account for approximately 8% of the Company's administration expenses.

     2. AMENDMENT TO STOCK OPTION PLAN - The Board of Directors has approved certain amendments to the Company's Stock Option Plan to increase the number of shares reserved for the Plan from 564,927 to 1,500,000 shares and to provide for the grant of restricted shares of stock under the Plan. The Stock Option Plan plays an important role in the Company's overall compensation and provides the key long-term incentive component of the Plan. The increase in the number of shares reserved, as well as the establishment of restricted share grants under the Plan, will provide the Compensation Committee with increased flexible in rewarding the Company's employees based on performance. A basic description of the Stock Option Plan appears under Proposal 1 - Election of Directors, under the heading "Compensation of Directors and Officers - Plans." In addition, the contribution of stock options to the Company's annual compensation is discussed in the Report of Compensation Committee which appears under that heading in Proposal 1 - Election of Directors.

     In general, the Plan provides for the granting of stock options to all employees. The Participants are selected by the Compensation Committee, which is composed of three persons appointed by the Board of Directors. No member of the Compensation Committee is eligible during his appointment, nor during the year preceding appointment, to participate in the Plan. The Compensation Committee is currently comprised of three of the Company's independent directors.

     Stock Options - All other existing terms of the Plan which relate to stock options will remain unchanged. The exercise price of options granted under the Stock Option Plan is the fair market value of the shares on the date of grant, or any such other price as the Compensation Committee may establish, but in no event shall such price be less than the fair market value of the shares on the date of grant. All options granted under the Plan expire no later than ten years after the date of the grant and are subject to such other terms and conditions as may be determined by the Compensation Committee at the date of the grant. The last reported sale price of the Company's stock on the New York Stock Exchange on March 4, 1994 was $9.625 per share. An option granted under the plan is exercisable only after one year of continuous service to the Company immediately following the date the option is granted. All options granted under the Plan expire no later than 60 days after the termination of service to the Company, except when the termination is by reason of retirement due to age or disability, or by reason of the optionee's death. In the case of retirement due to age or disability, options expire three months after termination of the optionee's relationship with the Company. In the case of death, options may be exercised by the personal representative of the deceased within one year after the date of death. Options are not transferable by the holder other than by way of applicable laws of descent and distribution.

     Restricted Shares - The amendments to the Plan provide for the issuance of shares of Common Stock to participants without the payment of consideration. The shares of stock are subject to restriction that the participant continue employment with the Company for a period of five years after grant. The restriction applies to the participant's right to transfer or sell the shares, but does not affect the ability of the participant to participate in the dividend and voting rights relating to the shares. In the event employment is terminated while the shares are restricted, the shares are forfeited unless the termination is due to certain fundamental changes relating to the Company, retirement, disability or death. Under these circumstances the restriction lapses and the shares are no longer restricted.
The increase in the number of shares reserved for the Plan as well as the authorization of grants of restricted shares under the proposed amendments would increase the dilutive potential to shareholders upon the exercise of stock options and the issuance of restricted shares. Because many of the persons eligible to participate in the Plan are deemed to be affiliates of the Company, such persons may only resell any shares acquired pursuant to exercise of the options in compliance with the provisions of Rule 144. Conditions of Rule 144 that apply to the affiliates include restrictions on the manner of the offering, restriction on the number of shares which may be sold during any calendar quarter, requirement that current public information be available on the Company and a requirement that a notice of the proposed Rule 144 transaction be filed with the Securities and Exchange Commission.

     The timing of the federal income tax consequences of nonqualified stock options and restricted shares is governed by
Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, the grant of options and restricted shares to participants in the Plan is not a taxable event to the participant. With respect to nonqualified stock options, in the year of exercise the participant will have compensation income in the amount that the fair market value of the shares on the date of exercise exceeds the exercise price. With respect to grants of restricted stock, generally, the participant will have compensation income in the amount of the fair market value of the shares on the date the restriction lapses. The Company is entitled to a deduction in the amount of the aggregate exercise price with respect to stock options and the fair market value of restricted shares in the year the participant incurs the compensation income.

     The Board of Directors recommends that shareholders vote "FOR" the proposal amending the Stock Option Plan. The proposal will be approved if a majority of the Company's shares represented in person or by proxy at the Annual Meeting vote in favor of the amendments, assuming the presence of a quorum.

     3. AUTHORIZATION TO PURCHASE SHARES OF COMMON STOCK OF THE COMPANY UP TO AN AGGREGATE PURCHASE PRICE OF $7,000,000 - The Board of Directors is submitting to the Company's shareholders for their approval a proposal that the Board of Directors, on behalf of the Company, be authorized, subject to the limitations of applicable laws or regulations to purchase or cause to be purchased within one year after the date of the Annual Meeting, shares of the common stock up to an aggregate purchase price of $7,000,000. Notwithstanding the foregoing, at no time shall the aggregate shares purchased pursuant to this authorization exceed 5% of the shares outstanding at the time of purchase less one (1) share. Purchases would only be made if in the determination of the Board of Directors such purchase would not have an adverse effect on the liquidity or capital resources of the Company.
The purchases for which authorization is sought in this Proxy Statement will be made for cash and at such prevailing purchase prices as are available and as the Board of Directors, in its discretion, shall deem advisable and in the best interest of the Company. The Company could purchase shares only upon authorization of the Board of Directors, but without further notice to shareholders, from any public (open market) transaction and in accordance with any applicable rules of the Securities and Exchange Commission. Any purchases would be made with the use of general corporate funds and revenues that may be generated from the Company's rental activities. Management of the Company presently is not aware of any affiliates of the Company who contemplate offering or selling any securities to the Company.
As of March 4, 1994 there were 14,581,237 shares of the Company's common stock outstanding.

     Any shares acquired by the Company would be deemed part of the Company's shares but would not be deemed outstanding. The sole purpose for reaquiring shares would be in the event that the effective annual dividend rate on the shares was sufficiently high to make a repurchase of shares a better use of Company funds than other investments or the repayment of debt with lower annual interest rates. The Company would not effect any repurchase of shares at any time in which the Company was otherwise making a distribution of its securities.

     One effect of a purchase by the Company of its shares would be to decrease the number of outstanding shares, thus increasing the percentage ownership of, and commensurate ability to control the Company by, those shareholders who do not sell their shares, including present management and affiliates of the Company. The bylaws of the Company provide that no shareholder may acquire more than 9.8% of the Company's stock. Based on the closing price of $9.625 per share on March 4, 1994, if the Company were to purchase all shares authorized by this proposal, the Company would purchase 727,273 shares, constituting approximately 4.99% of the total shares of the Company which were outstanding as of March 4, 1994. Purchase of the Company's shares over the next year may have a dilutive effect on shareholder's equity with the amount thereof dependent upon the purchase price for the shares, the number of shares purchased, the book value of the shares and other factors.

     The Board of Directors recommends that shareholders vote "FOR" the proposal authorizing such purchases. The proposal will be adopted if approved by a majority of the Company's shares represented in person or proxy at the Annual Meeting, assuming the presence of a quorum. If the proposal is adopted, the purchase of shares will depend upon the availability of funds of the Company, market conditions and other considerations. The Board of Directors, in its discretion, may purchase some, all or none of the shares authorized for purchase and may terminate the purchase program at any time.

     4. SELECTION OF AUDITORS - Coopers & Lybrand, independent certified public accountants, has been selected by the Board of Directors as auditors of the Company for fiscal year ending December 31, 1994. Representatives of Coopers & Lybrand are expected to be present at the shareholders' meeting with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     5. OTHER MATTERS - Management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

     6.   ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND
EXCHANGE COMMISSION - The Form 10-K was filed on February 1,
1994.

     7. DATE FOR THE RECEIPT OF PROPOSALS - In order for shareholder proposals to be included in the proxy materials for the 1995 Annual Meeting, any such proposal must be received by the Company at its executive offices not later than November 15, 1994, and meet all other applicable requirements for inclusion therein.


               By Order of the Board of Directors
               WILLIAM G. BENTON, Chairman

March 18, 1994

                     HEALTH EQUITY PROPERTIES INCORPORATED
                              SHAREHOLDER'S PROXY
   The undersigned, revoking previous proxies of such shares of common stock, hereby appoints G. L. CLARK, JR. and DEBORAH O. ROBINSON, or either of them, proxies for the undersigned with several power of substitution or resubstitution, to vote all of the shares of common stock of Health Equity Properties Incorporated held of record by the undersigned on March 15, 1994 at the Annual Meeting of Shareholders to be held on April 28, 1994, or any adjournment thereof, as follows:
1. The election as Directors of all nominees listed (except as marked to the contrary below).
   ( ) FOR          ( ) VOTE WITHHELD
   William G. Benton, Susan L. Christiansen and David Weil
   INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name on the space provided.

2. To approve certain amendments to the Company's Stock Option Plan.
   ( ) FOR          ( ) AGAINST          ( ) ABSTAIN
3. To authorize the Board of Directors to purchase, or cause to be purchased on behalf of the Company, shares of the Company's common stock with an aggregate maximum purchase price of $7,000,000.
   ( ) FOR          ( ) AGAINST          ( ) ABSTAIN
   In their discretion, the Proxies are authorized to vote upon such matters as may properly come before the meeting. The Board of Directors recommends a vote FOR each of the listed proposals.
THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
    The undersigned acknowledges receipt from Health Equity Properties Incorporated prior to the execution of this proxy of a Notice of Meeting and of a proxy statement dated March 18, 1994.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN   Dated:                                             , 1994
THE ENCLOSED POSTAGE-PREPAID ENVEL-
OPE. RETURNING YOUR PROXY DOES NOT DEPRIVE YOU OF YOUR RIGHT  PRINT NAME OF SHAREHOLDER
TO ATTEND AND VOTE AT THE MEETING AND IT WILL HELP TO AVOID
THE EXPENSE OF ADDITIONAL SOLICI-                             SIGNATURE OF SHAREHOLDER
TATION IF REQUIRED TO ENSURE A QUORUM.                        PRINT NAME OF SHAREHOLDER
                                                              SIGNATURE OF SHAREHOLDER
                                                              Please sign exactly as your name appears on this card.
                                                              When signing as attorney, executor, administrator,
                                                              trustee or guardian, please give your full title. If
                                                              shares are held jointly, each holder should sign.